UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                      ISHARES INC. - MCSI ITALY INDEX FUND
                  ---------------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
                    -----------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    464286855
                    -----------------------------------------
                                 (CUSIP NUMBER)

                                  May 16, 2010
                    -----------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the SECURITIES EXCHANGE ACT of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 464286855                    13G                    PAGE 2 OF 9 PAGES
----------------------                                      --------------------

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1    NAME OF REPORTING PERSONS

     Psagot Investment House Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
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                     5    SOLE VOTING POWER
                          -
  NUMBER OF          -----------------------------------------------------------
   SHARES            6    SHARED VOTING POWER
BENEFICIALLY              528,900 (*) (**)
  OWNED BY           -----------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH         -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          528,900 (*) (**)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     528,900 (*) (**)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)     [_]
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     12.16% (**) (***)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of May 16, 2010.

(**) The securities reported herein are beneficially owned by provident funds managed by Psagot Provident Funds Ltd. Psagot Provident Funds Ltd. is a wholly-owned subsidiary of Psagot Investment House Ltd. Psagot Provident Funds Ltd. operates under independent management and makes its own independent voting and investment decisions. Any economic interest or beneficial ownership in any of the securities covered by this report is held for the benefit of the members of the provident funds. This Statement shall not be construed as an admission by Psagot Investment House Ltd. that it is the beneficial owner of any of the Common Stock covered by this Statement.

(***) Based on 4,350,000 shares of common stock outstanding as of May 16, 2010 (as reported on Bloomberg LP).

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CUSIP NO. 464286855                    13G                    PAGE 3 OF 9 PAGES
----------------------                                      --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Psagot Provident Funds Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          -
  NUMBER OF          -----------------------------------------------------------
   SHARES            6    SHARED VOTING POWER
BENEFICIALLY              528,900 (*)
  OWNED BY           -----------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH         -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          528,900 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     528,900 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)     [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     12.16% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of May 16, 2010.

(**) Based on 4,350,000 shares of common stock outstanding as of May 16, 2010 (as reported on Bloomberg LP).

ITEM 1.   (a)  NAME OF ISSUER:

               iShares Inc. - MCSI Italy Index Fund

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               400 Howard Street, San Francisco, CA 94105

ITEM 2.   (a)  NAME OF PERSON FILING:

               1.   Psagot Investment House Ltd.

               2.   Psagot Provident Funds Ltd.

               The securities reported herein are beneficially owned by provident funds managed by Psagot Provident Funds Ltd. Psagot Provident Funds Ltd. is a wholly-owned subsidiary of Psagot Investment House Ltd.

          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               Psagot Investment House Ltd. - 14 Ahad Ha'am Street, Tel Aviv 65142, Israel

               Psagot Provident Funds Ltd. - 33 Yavetz Street, Tel Aviv 65258, Israel

          (c)  CITIZENSHIP:

               Psagot Investment House Ltd. - Israel

               Psagot Provident Funds Ltd. - Israel

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock

          (e)  CUSIP NUMBER:

               464286855

ITEM 3.        N.A.

ITEM 4.        OWNERSHIP:

          (a)  AMOUNT BENEFICIALLY OWNED:

               See row 9 of cover page of each reporting person.

               Psagot Provident Funds Ltd. operates under independent management and makes its own independent voting and investment decisions. Any economic interest or beneficial ownership in any of the securities covered by this report is held for the benefit of the members of the provident funds.

          (b)  PERCENT OF CLASS:

               See row 11 of cover page of each reporting person

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)  Sole power to vote or to direct the vote:

                    See row 5 of cover page of each reporting person

               (ii) Shared power to vote or to direct the vote:

                    See row 6 of cover page of each reporting person and note in
                    Item 4(a) above

               (iii) Sole power to dispose or to direct the disposition of:

                    See row 7 of cover page of each reporting person

               (iv) Shared power to dispose or to direct the disposition of:

                    See row 8 of cover page of each reporting person and note in Item 4(a) above

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          N.A.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER:

          N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR
          CONTROL PERSON:

          N.A.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          N.A.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          N.A.

ITEM 10.  CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 10, 2010
                                            PSAGOT INVESTMENT HOUSE LTD.

                                            /s/ Eli Bavly
                                            ----------------------------
                                            By: Eli Bavly
                                            Title: Vice President

                                            PSAGOT PROVIDENT FUNDS LTD.

                                            /s/ Shlomi Bracha
                                            ----------------------------
                                            By: Shlomi Bracha
                                            Title: Vice President - Investments

EXHIBIT NO. DESCRIPTION

Exhibit 1 Agreement of Joint Filing, dated as of May 11, 2010, by and among the Reporting Persons (incorporated herein by reference to Exhibit 1 to the Schedule 13G filed on May 11, 2010).